Exhibit 3.(a)

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ETHAN ALLEN INTERIORS INC.

* * * * *

ETHAN ALLEN INTERIORS INC., a Delaware corporation (the "Corporation") hereby certifies as follows:

1.     The name of the Corporation is Ethan Allen Interiors Inc. and the name under which the Corporation was originally incorporated was Green Mountain Holding Corporation. The date of the filing of its original Certificate of Incorporation with the Secretary of State was May 25, 1989.

2.     The Corporation previously amended and restated its Certificate of Incorporation by filing a Restated Certificate of Incorporation with the Secretary of State of Delaware on each of June 28, 1989, June 29, 1989, March 19, 1991, and March 23, 1993, and by filing a Certificate of Amendment on each of January 27, 1993, August 5, 1997, March 27, 1998, April 28, 1999, December 6, 2013, and December 11, 2015.

3.     This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 and Section 245 of the Delaware General Corporation Law (the "Delaware Law").

4.     The text of the corporation’s Certificate of Incorporation, as heretofore amended or supplemented or restated, is hereby amended and restated to read as herein set forth in full:

FIRST:           The name of the Corporation is Ethan Allen Interiors Inc.

SECOND:      The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:           The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the "Delaware Law").

FOURTH:      The total number of shares of capital stock which the Corporation shall have authority to issue is 151,055,000 shares, consisting of 150,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), and 1,055,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock").

A.      PREFERRED STOCK

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the General Corporation Law of the State of Delaware, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices and upon such terms and conditions; (ii) entitle to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, or debt or obligations, of the Corporation at such price or prices or at such rates of exchange and with such adjustments and upon such terms and conditions; all as may be stated in such resolution or resolutions.

B.      COMMON STOCK

1.      Dividends. Subject to the preferences and other rights of any class or series of Preferred Stock then outstanding, the Board of Directors of the Corporation may cause dividends to be paid to the holders of shares of Common Stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend. When and as dividends are declared, whether payable in cash, in property or in shares of stock of the Corporation, the holders of Common Stock shall be entitled to share equally, share for share, in such dividends.

2.     Liquidation Rights. Subject to the preferences and other rights of any class or series of Preferred Stock then outstanding, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

3.     Voting Rights.      Except as otherwise provided in this Certificate of Incorporation (including, without limitation, any amendments to, restatements of or designations regarding any series or class of Preferred Stock) or by applicable law, only the holders of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by him.

FIFTH:

1.      Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not more than nine directors, the exact number of members to be fixed from time to time by resolution of the Board of Directors, except as may be provided by the resolution or resolutions adopted by the Board of Directors in respect of Preferred Stock adopted pursuant to Article FOURTH hereof. The entire Board of Directors shall be elected annually at each annual meeting of stockholders for a one year term expiring at the next succeeding annual meeting of stockholders. The directors shall hold office until their respective successors are elected and shall qualify, subject, however, to prior death, resignation or removal from office.

2.      No Written Ballot. Election of directors need not be by written ballot unless the By-Laws of the Corporation so provide.

3.      Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director.

4.      Removal. A director may be removed from office by the affirmative vote of the holders of not less than a majority of the outstanding shares of stock generally entitled to vote.

5.      Preferred Stock Directors. Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOURTH applicable thereto, and each director so elected shall not be subject to the provisions of this ARTICLE FIFTH unless otherwise provided therein.

SIXTH: Subject to ARTICLE TWELFTH, the Board of Directors shall have the power to adopt, amend or repeal the By-Laws of the Corporation.

SEVENTH: Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the Delaware Law, as amended from time to time, and may not be taken by written consent of stockholders without a meeting, except with regard to election, removed and filling of vacancies of directors by holders of Preferred Stock, voting separately, as and if so provided by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Article Fourth applicable thereto. At all meetings of stockholders, each stockholder shall be entitled to vote, in person or by proxy, the shares owned by such stockholders of record on the record date for the meeting. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the shares of stock represented, in person or proxy, at the meeting and entitled to vote on any matter, question or proposal properly brought before such meeting shall decide such question, unless the question is one upon which, by express provision of law, this Certificate of Incorporation or the By-Laws, a different vote is required, in which case such express provision shall govern and control the decision of such question.

EIGHTHS: Meetings of the stockholders shall only be called by the Secretary of the Corporation upon written request signed by either (a) stockholders holding at least 20% of the outstanding shares of stock generally entitled to vote or (b) by a majority of the Board of Directors, or (c) the Chairman of the Board of Directors, or (d) the President of the Corporation, and may not be called by any other person. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOURTH hereto, special meetings of holders of such Preferred Stock. Any call for a special meeting of the stockholders must specify the matters to be acted upon at such meeting; only those matters set forth in such notice may be considered or acted upon at the meeting, unless otherwise provided by law.

NINTH:

1.     Limits on Director Liability. A director of the Corporation shall not be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent now or hereafter permitted by Delaware Law.

2.     Indemnification. Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent now or hereafter permitted by Delaware Law. The right to indemnification and the right to the advancement to expenses by the Corporation conferred in this ARTICLE NINTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent now or hereafter authorized by Delaware Law. The rights to indemnification and to advancement of expenses conferred in this ARTICLE NINTH shall be contract rights.

3.     Additional Indemnification. The Corporation may, by action of its Board of Directors, provide indemnification to such of the directors, officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

4.     Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Delaware Law.

5.     Other Rights. The rights and authority conferred in this ARTICLE NINTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

6.     Effect of Amendments. Neither the amendment, change, alteration nor repeal of this ARTICLE NINTH, nor the adoption of any provision of this Certificate of Incorporation or the By-Laws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE NINTH or the rights or any protections afforded under this ARTICLE NINTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

TENTH: In addition to any other considerations which the Board of Directors may lawfully take into account, in determining whether to take or to refrain from taking corporate action on any matter, including any Business Combination or proposing any matter to the stockholders of the Corporation, the Board of Directors may take into account the long-term as well as short-term interests of the Corporation and its stockholders (including the possibility that these interests may be best served by the continued independence of the Corporation), dealers, customers, managers, employees, suppliers and other constituencies of the Corporation and its subsidiaries, including the effect upon communities in which the Corporation and its subsidiaries do business.

ELEVENTH: The Corporation will be subject to Section 203 of the Delaware Law.

TWELFTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in ARTICLES FIFTH, NINTH, TENTH, and ELEVENTH and this ARTICLE TWELFTH of this Certificate of Incorporation, and Articles II, III and V of the By-Laws of the Corporation, may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in ARTICLES FIFTH, NINTH, TENTH, and ELEVENTH and this ARTICLE TWELFTH of this Certificate of Incorporation, and Articles II, III and V of the By-Laws of the Corporation, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3 percent of the outstanding shares of capital stock entitled to vote thereon.

IN WITNESS WHEREOF, said Ethan Allen Interiors Inc. has caused this certificate to be signed by M. Farooq Kathwari, its Chairman of the Board of Directors, President and Chief Executive Officer this 16th day of November, 2016.

By: /s/ M. Farooq Kathwari

M. Farooq Kathwari, Chairman

of the Board of Directors,

President and Chief Executive Officer